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Exhibit 21.1

SUBSIDIARIES OF MEDINEX SYSTEMS, INC.


InterLink Services, Inc. (Washington corporation)

The Online Medical Bookstore, Inc. (Idaho corporation)

Net.Capitol, Inc. (Delaware corporation)

MEDMarket, Inc. (Colorado corporation)

Raintree Communications Corporation (Virginia corporation)

Public Disclosure, Inc. (Delaware corporation)

Politicallyblack.com, Inc. (Delaware corporation)

Netivation.com Merger Three Corporation (Delaware corporation)

U.S. Congress Handbooks, Inc. (Delaware corporation)